Exhibit 99.1

     CTT CLIENTS' AWARD OF OVER $54 MILLION IN MATERNA LITIGATION
            AGAINST WYETH AFFIRMED BY FEDERAL CIRCUIT COURT

Fairfield, CT (September 4, 2003): Competitive Technologies, Inc. (AMEX: CTT) announced that the US Court of Appeals for the Federal Circuit (CAFC) has affirmed the August 13, 2002 decision of US Senior District Court Judge John Kane of the US District Court for the District of Colorado for an approximate $54 million patent infringement judgment for fraud and unjust enrichment against Wyeth's (NYSE: WYE) American Cyanamid Co. unit, and in favor of CTT's client, the University of Colorado. CTT expects to receive approximately $4.7 million of the net proceeds recovered from Wyeth in this $54 million award.

The litigation involves a prenatal vitamin supplement marketed by American Cyanamid under the Materna(TM) name. A preliminary opinion issued in July 2000 found that Drs. Robert H. Allen and Paul A. Seligman, CTT's clients at the University of Colorado are the sole inventors of the improved formulation of the prenatal vitamin supplement, and that American Cyanamid had been unjustly enriched. The second opinion, issued in August 2002 and now affirmed by the CAFC, reiterated that opinion.

John B. Nano, President and CEO of CTT said, 'We applaud the CAFC decision to affirm the District Court's findings in favor of our clients and CTT, finally closing a litigation which began in 1993 for product sales between 1984 and 1994.'

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:
Johnnie D. Johnson, Strategic IR, Inc.
E-mail: jdjohnson@strategic-ir.com
Tel. (212) 754-6565; Fax (212) 754-4333
E-mail: ctt@competitivetech.net